UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2025

LIQUIDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-39724	85-1710962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

419 Davis Drive, Suite 100, Morrisville, North Carolina	27560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 328-4400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LQDA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 27, 2025 (the “Effective Date”), Liquidia Technologies, Inc., a Delaware corporation (“Liquidia Technologies”) and a wholly owned subsidiary of Liquidia Corporation, a Delaware corporation (the “Company”), entered into an exclusive licensing agreement (the “License Agreement”) with Vectura Limited, a company incorporated under the laws of England and Wales (“Vectura”), which provided for, among other things, (i) the exclusive right for Liquidia Technologies to develop, manufacture and commercialize for use in the United States (the “Territory”) products containing treprostinil, including Liquidia Technologies’ L606, administered via Vectura’s nebulizer device (the “Device”) for treatment in the field of hypertension and interstitial lung diseases, including pulmonary arterial hypertension (PAH) and pulmonary hypertension associated with interstitial lung disease (PH-ILD) and (ii) that Vectura shall be responsible for manufacturing and supplying Liquidia Technologies with clinical and commercial supplies of the Device.

Under the License Agreement, Liquidia Technologies shall pay to Vectura (i) an upfront payment of $2,000,000 in connection with the execution of the License Agreement, (ii) certain development milestone payments of up to $12,000,000 upon achievement of certain development milestones; (iii) certain sales milestone payments of up to $92.5 million tied to commercial sales in the Territory and (iv) royalty payments with royalty rates ranging in the middle single digits tied to commercial sales in the Territory. The License Agreement also provides Liquidia Technologies with rights of first negotiation to add additional territories and indications during the term thereof as set out in the License Agreement.

The License Agreement is effective upon the Effective Date and unless earlier terminated, shall remain in effect on a country-by-country and product-by-product basis until the expiration of the applicable Royalty Term (as defined in the License Agreement) in such country with respect to such product, at which time the License Agreement shall expire in respect of such country and product. The License Agreement may be terminated (i) by mutual agreement, (ii) by either party for a material breach by the other party, subject to notice and cure periods, (iii) by either party in the event of a Bankruptcy Event (as defined in the License Agreement) of the other party, (iv) by Liquidia Technology in the event it (x) discontinues the L606 program, (y) determines regulatory, scientific or technical infeasibility or (z) terminates its related supply or development agreements, and (v) by Vectura for (x) Liquidia Technology’s failure to use commercially reasonable efforts to develop a product under the License Agreement, (y) upon receipt of notice that Liquidia Technologies will discontinue the L606 program or (z) in the event that Liquidia Technologies initiates a challenge to Vectura’s patent rights being licensed under the License Agreement.

The foregoing description of the terms of the License Agreement is not complete and is qualified in its entirety by reference to the text of the License Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit
104	Cover Page Interactive Data File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 30, 2025	Liquidia Corporation

	By:	/s/ Michael Kaseta
		Name:	Michael Kaseta
		Title:	Chief Financial Officer and Chief Operating Officer